EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PANHANDLE OIL AND GAS INC. ANNOUNCES TRANSITION OF LEADERSHIP

OKLAHOMA CITY, OK – August 27, 2019 – Panhandle Oil and Gas Inc. (NYSE: PHX) (“Panhandle” or “the Company”) and its President, Chief Executive Officer and Director, Paul F Blanchard Jr., announced a transition of leadership of the Company, pursuant to which Mr. Blanchard has stepped down as a member of the Board, and as President and Chief Executive Officer of the Company effective August 26, 2019.

The Panhandle Board of Directors has appointed Chad L. Stephens, Panhandle’s Lead Independent Director, to serve as Interim Chief Executive Officer.  Mr. Stephens has been a member of the Board since 2017 and serves on the Audit Committee and the Compensation Committee.   He will remain a Director, and the role of Lead Independent Director will be assumed by Mark T. Behrman, a member of the Board since 2017.

Mr. Behrman stated, “We thank Paul for his leadership over the last several years, and his contributions in our efforts to drive shareholder value.  The timing of this transition coincides well with the Board’s evaluation of the Company’s strategy. Panhandle is making an explicit shift with an increasing focus on the mineral acquisition market.  Paul has played an important role in the history of the Company, both as Chief Operating Officer from 2010 to 2017, and as Chief Executive Officer since then, and we wish him well in his future endeavors.”

“With its existing inventory of undeveloped minerals, substantial free cash flow and modest leverage, Panhandle has significant potential to participate in the active consolidation of minerals and increase shareholder value,” Mr. Stephens stated.  “The Company is well positioned to focus in basins with activity that offer substantial prospects for growth.  Given the opportunities that are available in the minerals space, I’m excited to take over the role of interim CEO, and to work with the Board to execute the optimal strategy of further enhancing shareholder returns. We have a dedicated and experienced technical team and a well-developed corporate platform on which to build.  Over the next several months my primary focus, in collaboration with the Board and the management team, will be on evaluating the investment opportunities available to Panhandle.”

About Chad L. Stephens

Mr. Stephens has many years of leadership experience in the oil and gas industry.  Most recently he served as Senior Vice President – Corporate Development of Range Resources Corporation (NYSE: RRC) (“Range”), a position he held from 2002 to 2018. Mr. Stephens joined Range in 1990 as Senior Vice President – Southwest. While at Range he was responsible for the origination, valuation and acquisition or divestiture of over $4.0 billion of oil and gas producing properties. Mr. Stephens served on Range’s internal hedging committee and was responsible for the oversight of all gas, oil and NGL marketing and sales. From 1988 to 1990, Mr. Stephens was with Duer Wagner & Co., an independent oil and gas producer. Before that, he was an independent oil operator in Midland, Texas for four years. From 1979 to 1984, Mr. Stephens was with Cities Service Company and HNG Oil Company. Mr. Stephens holds a Bachelor of Arts degree in Finance and Land Management from the University of Texas.

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Panhandle Oil and Gas Inc. (NYSE: PHX) Oklahoma City-based, Panhandle Oil and Gas Inc. is an oil and natural gas mineral and leasehold acreage-focused capital allocator seeking the highest per share returns while maintaining a conservative net leverage ratio to ensure survivability and prosperity in all business and mineral commodity price cycles. The capital allocation tools include: (i) aggressive leasing of its mineral holdings; (ii) acquisition of mineral acreage, in the cores of resource plays, with substantial undeveloped opportunities that meet or exceed our corporate return threshold; (iii) divestiture of minerals with limited optionality and mineral rights when the amount negotiated exceeds our projected total value; (iv) selective participation in working interest wells on its existing holdings in the highest quality, low-risk projects that are projected to exceed corporate return thresholds; (v) payment of quarterly dividends, with optionality for special dividends when available capital exceeds operational requirements and has no other higher shareholder return option for an extended time period; and (vi) repurchase of common shares when the share price trades at a material discount to the Company's estimated intrinsic value.

Forward-Looking Statements and Risk Factors – This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include current expectations or forecasts of future events. They may include estimates of oil and gas reserves, expected oil and gas production and future expenses, projections of future oil and gas prices, planned capital expenditures for drilling, leasehold acquisitions and seismic data, statements concerning anticipated cash flow and liquidity, and Panhandle’s strategy and other plans and objectives for future operations. Although Panhandle believes the expectations reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” in Part 1, Item 1 of Panhandle’s 2018 Form 10-K filed with the Securities and Exchange Commission. These “Risk Factors” include the worldwide economic recession’s continuing negative effects on the natural gas business; Panhandle’s hedging activities may reduce the realized prices received for oil and natural gas sales; the volatility of oil and gas prices; the Company’s ability to compete effectively against strong independent oil and gas companies and majors; the availability of capital on an economic basis to fund reserve replacement costs; Panhandle’s ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and the amount and timing of development expenditures; uncertainties in evaluating oil and gas reserves; unsuccessful exploration and development drilling; decreases in the values of our oil and gas properties resulting in write-downs; the negative impact lower oil and gas prices could have on our ability to borrow; drilling and operating risks; and our inability to control activities on our properties as the Company is a non-operator.

Do not place undue reliance on these forward-looking statements, which speak only as of the date of this release, as Panhandle undertakes no obligation to update this information. Panhandle urges you to carefully review and consider the disclosures made in this presentation and Panhandle’s filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect Panhandle’s business.

Contact: Panhandle Oil and Gas Inc. Chad Stephens, Interim CEO 405-948-1560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Mike Gaudreau 212-836-9620